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                                   EXHIBIT 9

                        Opinion and Consent of Counsel
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[LOGO]
USAA(R)

USAA Life Insurance Company                       March 26, 2001
9800 Fredericksburg Road
San Antonio, Texas 78288
Attention:  James M. Middleton, President


Reference: Opinion and Consent of Counsel

Dear Mr. Middleton:

This legal opinion is furnished in connection with the filing by the USAA Life Insurance Company ("USAA Life") and the Separate Account of USAA Life ("Separate Account") of a post-effective amendment to a registration statement under the Securities Act of 1933 (the "1933 Act") and an amendment under the Investment Company Act of 1940 on Form N-4 (File No. 33-82268 and 811-8670) ("Registration Statement"). The securities registered under the Registration Statement are units of interest ("Units") to be issued by the Separate Account pursuant to certain individual flexible premium variable annuity contracts (the "Contracts") described in the Registration Statement.

I have examined the Amended Articles of Incorporation and Bylaws of USAA Life and such corporate records and other documents and such laws as I consider necessary and appropriate as a basis for the opinion hereinafter expressed. I have examined the Registration Statement filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act of an indefinite number of Units. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance, and sale of the Units. On the basis of my examination of these documents and such laws that I consider appropriate, it is my opinion that:

     1. USAA Life is a corporation duly organized and validly existing under the laws of Texas.

     2. The Separate Account was duly created pursuant to the provisions of Chapter 3, Article 3.75 of the Texas Insurance Code.

     3. Under Texas law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account must be credited to or charged against such Account, without regard to the other income, gains or losses of USAA Life.

     4. The portion of the assets held in the Separate Account equal to the reserves and other liabilities under the Contracts is not chargeable with liabilities arising out of any other business USAA Life may conduct.
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Mr. James M. Middleton
March 26, 2001
Page 2

     5. The Contracts have been duly authorized by USAA Life and, when issued in the manner contemplated by the post-effective amendment to the Registration Statement, the Units thereunder constitute validly issued and binding obligations of USAA Life in accordance with the terms of the Contracts.

I hereby consent to the filing of this opinion as an Exhibit to the post-effective amendment to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in the post-effective amendment to the Registration Statement.


Respectfully submitted,

/s/ Cynthia A. Toles

Cynthia A. Toles
Vice President and
Assistant Secretary
USAA Life Insurance Company


(210) 498-1099  Fax: (210) 691-8268
E-mail: cynthia.toles@usaa.com


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